Exhibit 99.1

MEDTOX® Scientific, Inc.

Third Quarter Conference Call

October 16, 2007

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our third quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. We are pleased with the third quarter of 2007. Revenue, gross profit, operating margin, and operating income were at record levels for the quarter.

Revenue for the quarter increased 10.9%, which is consistent with our recent three calendar year average of 10.7%. If you will remember, operating expenses as a percentage of sales in the second quarter increased year over year having a negative effect on Q2 operating income. In our Q2 conference call we indicated that we expected those expenses to flatten in the second half of the year relative to sales. We are happy to report that operating expenses as a percentage of sales for the quarter were 31.1%, compared to 32.0% in the prior-year period and back in line with our long-term expectations.

In the Laboratory Segment, our lab-based drugs-of-abuse business showed good growth in Q3. But revenue growth and gross margin in the Laboratory Segment were negatively impacted in the quarter by Clinical Trial Services (CTS). As we have consistently explained, CTS is project oriented and may have variability in revenues on a quarter to quarter basis, and therefore needs to be judged on a year to year basis. This is the first quarter since we entered this market, over three years ago, that we have experienced material variability. In the quarter, our pharmaceutical company clients rescheduled over $500,000 of testing into future quarters. The trend for our clinical laboratory, including CTS, remains positive and we remain both committed and enthusiastic about its long term future.

Our Diagnostic Segment showed a solid increase in sales of 26% for the quarter which produced a record 21% operating margin and record operating income of $1.1 million for the segment. The PROFILE®-III ER device sold to hospitals continues to be a significant contributor to this growth. There are currently 368 MEDTOXScan® readers placed for use or evaluation. We have now had over nine months of experience with a significant installed base. As a result of that experience and customer feedback, we have initiated certain device design and software modifications to improve reader performance. These initiatives slowed installation of readers in the third quarter and this will likely continue into the fourth quarter. The reduction in placement of readers did not negatively affect the financial performance of the Diagnostic Segment in the third quarter and it is our expectation that it will not have a negative impact in the fourth quarter.

We are investing resources back into sales and marketing, R&D and information technology. We will continue to scale our organization to meet new opportunities, but remain committed to a performance-based environment, controlling costs with an efficient, low-risk, high-reward approach. Since our business model anticipates recurring revenue from existing clients, the increase in sales from new clients in the quarter continues to provide excellent momentum as we move into the fourth quarter of 2007.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 11% for the quarter.

In our lab business, third quarter revenues were $15.7 million, up 7% from the third quarter of last year. Revenues from our forensic drugs-of-abuse testing increased a solid 13% with growth driven from new clients. Revenues from our Specialty Laboratory Services were down 3% due to a decline in testing for Clinical Trial Services. Revenues from Clinical Trial Services can fluctuate from quarter-to-quarter based on the project nature, size, and the actual timing of clinical trials. Revenues from Clinical Trials Services for the twelve trailing months ending September 30, 2007, were up 16% over the twelve trailing months ending September 30, 2006. Specialty Laboratory Services represented 34% of our lab revenues in the third quarter of 2007, compared to 37% in the third quarter of 2006.

In our POC diagnostic business, third quarter revenues were $5.0 million, up 26% from last year. The growth was driven primarily by strong sales of our PROFILE®-III ER, SURE-SCREEN® and PROFILE®-III devices.

Our overall gross margin was 45.8% in the third quarter, compared to 46.2% last year.

Our lab business operated at a 40.7% margin in the third quarter, down 120 basis points from 41.9% in the third quarter of last year. The decrease in gross margin resulted primarily from reduced revenues from our higher-margin testing related to clinical trials.

Margins in our POCT diagnostic division were 61.6% in the quarter, down slightly from 61.8% last year.

Our selling, general and administrative expenses were $5.9 million, or 28% of revenue in the quarter, compared to $5.4 million, or 29% of revenue in the third quarter last year. The increase in SG&A expenses quarter-over-quarter reflects an increase in information technology and sales expenses.

Research and development expenses were $599,000 in the quarter, about even with the third quarter last year, but down from $768,000 in the second quarter of this year. R&D expenses continue to reflect product development expense in our Diagnostic division as well as laboratory assay development expense primarily in support of testing for clinical trials.

Operating income for the quarter increased 15% to $3.1 million.

Other expenses decreased to $178,000 in the quarter, compared to $242,000 in the prior year and consist primarily of interest expense and the net operating results of the New Brighton Business Center. The improvement resulted primarily from lower interest expense related to reductions in our average debt levels.

The effective income tax rate for the quarter was 32.5% compared to our expected rate of 36.5% due to a permanent book to tax difference related to the exercise of incentive stock options. We expect our effective rate to be approximately 36.5% for the remainder of the year.

Net income for the quarter increased 31% to $1.9 million.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong August and September sales and the timing of cash receipts. Our days sales outstanding are at 66 days for the quarter compared to 60 days last year. Accounts payable is up due to the timing of purchases.

For the first nine months of the year, capital expenditures were $6.4 million and depreciation and amortization was $2.9 million.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

We would be glad to take any questions that you may have now.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

A couple of questions for you. First of all, on the product mix breakdown, Kevin, do you have the breakdown between point-of-collection tests and the other two categories that you typically include in your 10-Q?

Kevin Wiersma – MEDTOX, COO - Laboratory Services Division and CFO

I do Steve. Revenue in the quarter, the Diagnostic segment, substance abuse products, POCT products was $4.4 million. Contract manufacturing was $0.4 million, and other diagnostic products at $0.2 million.

Steven Crowley - Craig-Hallum Capital Group - Analyst

In terms of the outlook for your contract manufacturing business over the balance of the year, we thought it would run in the level it has run the last couple of quarters, $400,000 or $500,000. Are there any wrinkles there down the stretch of this year?

Dick Braun - MEDTOX, Chairman, President & CEO

This is Dick. No, I don't think so. And it is slightly unpredictable for us since, as I think we have explained, that we're attempting to accommodate the customers by providing them with enough inventory until they can find another contract manufacturer, but I wouldn't expect anything unusual.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. Because obviously you guys are experiencing a very nice growth rate in the razor blades related to the hospital ER razors that you're putting out in the field. Can you comment at all on the trends or utilization that you are seeing with the products?

Jim Schoonover - MEDTOX, Chief Marketing Officer

Steve, this is Jim Schoonover. Are you referring specifically to the hospital market or in general to the diagnostic market?

Steven Crowley - Craig-Hallum Capital Group - Analyst

I think my question was more geared towards the hospital market, and what kind of consumable utilization you are seeing with the hospital emergency room reader?

Jim Schoonover - MEDTOX, Chief Marketing Officer

The installed base continues to order product at a slightly higher rate than we had first anticipated, so we continue to feel very positive about that. As Dick mentioned in his comments, we have gotten some feedback over the last few months from customers that would like a couple of design changes that we're going to accommodate. We think that that will speed up the placement of readers in the future. But overall the acceptance by the market has been very positive.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great, a couple of more questions and then I will hop back in the queue. You continue to experience very robust growth in your drugs-of-abuse business. One component of that business, I believe, is your government criminal justice facing business. About a year ago you had a significant win in L.A. County. And just to keep the streak alive, about every quarter I ask you about the prospects or your success already in leveraging that win in L.A. into some other government business. Have you been able to do that yet or what are the prospects going forward?

Jim Schoonover - MEDTOX, Chief Marketing Officer

Yes, we have. We have won, in the last quarter, a couple of large contracts in the state of Texas that were due primarily to the model that L.A. County adopted, which is the combination of the DARS™ system, Drug Abuse Recognition System, coupled with our lower sensitivity SURE-SCREEN® device. And that business started to come in in the month of September, and we expect that to continue.

We also now are talking, sort of in later stages, with three probation and parole departments within three of the larger counties in California. All of whom were reluctant to talk to us prior to the L.A. County win. And now that they have seen that that program has been successfully implemented, they are very interested in seeing if they can replicate that.

So we continue to get very good momentum, both from the L.A. County situation, but I think more importantly, from the combined drug abuse recognition training with the SURE-SCREEN® device.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. It sounds like L.A. has proven to be a pretty valuable reference account?

Jim Schoonover - MEDTOX, Chief Marketing Officer

Yes, it is. It is sort of a pre-eminent account in that market segment. And the fact that we were able to implement it in a broad base, I think is impressive to people.

Steven Crowley - Craig-Hallum Capital Group - Analyst

I will switch gears quickly and then I will hop back in queue. On the CTS business, which proved to be lumpy this past quarter, it sounds like from what you discussed in your prepared remarks and in the press release that you experienced some delays of initiation of business from some of your customers.

Can we talk about what kind of visibility you have for those trials starting up and the business starting to flow? And maybe a little bit of a picture of the historical nature of that business in the fourth quarter. Is this a business that typically finishes well down the stretch run of a year, or is there some seasonality we should be aware of?

Jim Schoonover - MEDTOX, Chief Marketing Officer

Number one, the fourth quarter tends to be a pretty good quarter for CTS. A lot of companies are trying to finalize projects before the end of year, and specifically in the third quarter I think one of the reasons we had a couple of delays was specifically the difficulty in recruiting some specialized populations for some specific trials that we're doing. It was somewhat more of a recruitment issue than anything else. And we anticipate that business flowing back either in Q4 or Q1 of '08.

Dick Braun - MEDTOX, Chairman, President & CEO

Maybe just to clarify a bit, the recruitment issue isn't really ours. The recruitment issue is either the sponsor and/or the CRO they're using.

Steven Crowley - Craig-Hallum Capital Group - Analyst

But in terms of your pipeline for Q4, when you put together those trials with the other ones that you had on the docket, do you feel pretty good about a better finish to the year than the lumpy negative third quarter performance in CTS?

Jim Schoonover - MEDTOX, Chief Marketing Officer

Definitely, we are anticipating that. But again the nature of the business is that it is unpredictable, so the visibility for the next two and a half months looks very good. But Dick will give an overview of CTS on our call regarding the fourth quarter for the whole year.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Let me hop back in queue and then I will circle back with some follow-up questions. Thank you.

Ruthanne Roussel - Robins Group - Analyst

It is Ruthanne Roussel speaking. I would be interested in better understanding the growth in drugs-of-abuse testing. Can we say to what extent this reflects gaining of market share and to what extent other dynamics may be at work?

Jim Schoonover - MEDTOX, Chief Marketing Officer

This is Jim Schoonover. I would say that primarily it is gaining of market share. The market as a whole is growing, certainly probably in low single digits. But MEDTOX has a service component, and we think a sales model, that has been very effective at allowing us to continue to drive market share from competition into our Company. And we anticipate that continuing, and there is still quite a bit of market opportunity for us in drugs-of-abuse.

Ruthanne Roussel - Robins Group - Analyst

I think that is all I had to say about that. Also, Steve has really gone over most of my questions about the clinical trials, but I just wanted to know, I heard the number $500,000 out there as far as the number of delayed clinical trials. Do you have any sense at all how that might split up between the fourth quarter '07 and the first quarter of '08?

Dick Braun - MEDTOX, Chairman, President & CEO

No, we don't actually disclose that because it is sort of unpredictable. But the commitments to us are in those two quarters.

Steven Crowley - Craig-Hallum Capital Group - Analyst

A follow-up question on the clinical trials business. Jim, you mentioned that you felt like you had pretty good visibility for the balance of this fiscal year. It is my understanding that you have added some sales resources to that business over the course of fiscal 2007 so far. What kind of picture does that give us -- I know it is early -- but for 2008? And how effective do those sales and marketing initiatives appear to be so far?

Jim Schoonover - MEDTOX, Chief Marketing Officer

The two sales reps have been with us for approximately half of this year. And again I think the best way to answer that is that Dick is going to give an overview of the whole Clinical Trials segment and the forecasting of opportunities for '08 at the end of the fourth quarter. I think we should let him do that in a more final manner.

Steven Crowley - Craig-Hallum Capital Group - Analyst

I am all for precision, I am just wondering whether or not their efforts and your programs are reasons for optimism for that business looking --.

Jim Schoonover - MEDTOX, Chief Marketing Officer

You know me well enough that if we didn't feel good about what they were doing, we would have new people in the field. We feel good about the activity, but they have been focused more on the central lab segment. That tends to be little bit longer sell cycle. And some of that visibility is just presenting itself now. We will have a much clearer picture of that at the end of the fourth quarter.

Dick Braun - MEDTOX, Chairman, President & CEO

This is Dick. For the last three years at the end of the fourth quarter when we had our conference call, we tried to give some visibility into the contract backlog that we ended the year with. And we will do that again at that time.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Excellent. Circling back to the MEDTOXScan® reader, and the fact that you're making some enhancements. It sounds like that is the proper characterization of what you're doing with that product line is enhancing some features and functionality. What is the desired outcome in terms of, I guess more sales, but what are you doing there and what kind of impact do you think it might have?

Jim Schoonover - MEDTOX, Chief Marketing Officer

There are a few things that will change. One primarily is just purely the way that the device is activated. We have gotten feedback from customers that they would like the use of multi portals on the device versus a single portal for the specimen to be introduced to the device. That is one fairly major design change. And then really the rest of the things we're looking at are software related, so that the precision and accuracy continues to develop, which none of this has been a major issue with the current customer base, but we want to have the best product in the market, and we think that these changes are going to allow us to do that.

Steven Crowley - Craig-Hallum Capital Group - Analyst

It seems like you have had a pretty steady ramp to the number of units out in the field. Can you continue to make progress with that number out in the field before you make these changes? And are these changes slated to be in place for early '08? What kind of color can you give me there?

Dick Braun - MEDTOX, Chairman, President & CEO

I think, as I indicated in the prepared remarks, in the third quarter and the fourth quarter the placement of the readers is slightly lower than it had been in the first and second quarter. And that really is attributable to the changes we're making. But to respond specifically to your question, we think that we can continue to add placements, but at a somewhat slower rate for the fourth quarter. And then next year we hopefully will be back to ramping at a bit of a higher rate once we have made these improvements.

Steven Crowley - Craig-Hallum Capital Group - Analyst

One completely separate topic than what we have talked about. I think it may be an important one, and I am hoping you can shed some light on this. In your SEC filings year-to-date you had begun to telegraph and give us some details about a move into an additional business area for MEDTOX, in terms of the efforts to present a regional clinical laboratory services offering potentially here in the Upper Midwest. It seems like you continue to invest, or looking at capex, and I am wondering what kind of light you can shed on that opportunity and your efforts and the timeline for it?

Dick Braun - MEDTOX, Chairman, President & CEO

We don't have any more information to share on that at this time.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Am I correct in having read in your SEC filings to date that you do have something brewing there?

Kevin Wiersma – MEDTOX, COO - Laboratory Services Division and CFO

I think what we said is we do offer some regional testing relative to that. And that is pretty limited on what we talked about there.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Alright. Maybe I am just reading between the lines too much. But we will look forward to what shows up there, I guess.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce year-end results.